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                                                                EXHIBIT 99.2

                             KING RANCH ENERGY, INC.

                                WRITTEN CONSENT


         Unless otherwise indicated below, the undersigned, a holder of record of shares of Class A Common Stock, par value $.01 per share, of King Ranch Energy, Inc. (the "Corporation"), hereby waives notice of a meeting and hereby consents to the following action:

(1) ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 27, 1999, AMONG KING RANCH, INC., THE CORPORATION, ST. MARY LAND & EXPLORATION COMPANY AND ST. MARY ACQUISITION CORPORATION, AND THE TRANSACTIONS CONTEMPLATED BY SUCH AGREEMENT AND PLAN OF MERGER

                  _____   FOR     _____    AGAINST    _____   ABSTAIN

         In the absence of a denotation that you do not consent or that you abstain being indicated above, the undersigned hereby consents to the action listed above.

         THE UNDERSIGNED UNDERSTANDS AND ACKNOWLEDGES THAT (1) EXECUTION AND DELIVERY OF THIS CONSENT CONSTITUTES A WAIVER OF THE UNDERSIGNED'S RIGHT TO DEMAND APPRAISAL OF SHARES OF CLASS A AND CLASS B COMMON STOCK OF THE CORPORATION, IF ANY, HELD BY THE UNDERSIGNED, PURSUANT TO SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, (2) IF THE UNDERSIGNED PREVIOUSLY DELIVERED A DEMAND FOR APPRAISAL WITH RESPECT TO ANY SUCH SHARES, THE EXECUTION AND DELIVERY OF THIS CONSENT CONSTITUTES A WITHDRAWAL OF SUCH DEMAND AND (3) THE UNDERSIGNED HAS RECEIVED THE CONSENT STATEMENT AND THE NOTICE OF DISTRIBUTION AND STOCKHOLDER FORUM OF THE CORPORATION (WITH A COPY OF SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE ATTACHED THERETO), DATED AUGUST ___, 1999.

Shares of Class A Common Stock

Owned:_____________________


                (Please sign exactly as your name appears below)


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Dated: _________